As filed with the Securities and Exchange Commission on August 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL LAND ALLIANCE, INC

(Exact Name of Registrant as Specified in its Charter)

Wyoming	6552	46-3752361
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 10th Avenue, Suite 1000

San Diego, CA 92101

(877) 661-4811

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Sunstein
International Land Alliance, Inc.

350 10th Avenue, Suite1000

San Diego, CA 92101

(877) 661-4811

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

William B. Barnett, Esq.
Barnett & Linn
10 Kavenish Drive
Rancho Mirage, CA 92270
(442) 599-1299

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock underlying Warrants (3)	3,000,000		$0.90	$2,700,000	$294.30
Common Stock underlying Placement Agent Warrants (4)	180,000		$0.90	$162,000	$17.66
Common Stock (5)	3,000,000		$0.90	$2,700,000	$294.30
Total	6,180,000	$		$5,562,000	$606.26

(1)	The shares of the Registrant’s common stock, $0.001 par value per share, being registered hereunder are being registered for sale by the selling stockholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of common shares as may be issuable with respect to the shares being registered in this registration statement to prevent dilution from stock splits, stock dividends or other distribution, recapitalization or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices of the Registrant’s common stock as quoted on the OTCQB on August 25, 2021.

(3)	Represents 3,000,000 shares issuable upon exercise in full of Warrants held by certain of the selling shareholders having an exercise price of $0.68 per share.

(4)	Represents (i) 180,000 shares issuable upon the exercise in full of Warrants held by the assigns of the Placement Agent, having an exercise price of $0.85 per share.

(5)	Represents shares held by certain of the selling stockholders.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2021

PRELIMINARY PROSPECTUS

INTERNATIONAL LAND ALLIANCE, INC

6,180,000 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, by the selling stockholders identified herein of up to an aggregate of 6,180,000 shares of our common stock, par value $0.001 per share (the “Shares”),issued or issuable to such selling shareholders including (i) 3,000,000 shares of common stock issuable upon exercise in full of warrants, issued to two institutional and accredited investors in a private placement and (ii) 180,000 shares of common stock issuable upon the exercise in full of warrants issued to the placement agent pursuant to the private placement as consideration at an exercise price of $0.85. See “Private Placement of Shares of Common Stock and Warrants” on page 11 of this prospectus.

The prices at which the selling stockholders may sell the Shares will be determined by the prevailing market price for our common shares or as agreed to in privately negotiated transactions. We will receive the proceeds from any cash exercise of the Warrants for an aggregate of approximately $2,193,000, but not from the resale of the Shares by the selling stockholders.

The selling stockholders may sell the Shares covered by this prospectus in a number of different ways, such as to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. Additional information on the selling stockholders, and the times and manner in which they may offer and sell the Shares, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all broker or similar commissions, if any, attributable to their respective sales of the Shares pursuant to this prospectus.

Our common stock is quoted on the OTCQB tier under the symbol “ILAL”. On August 25, 2021, the last reported sale price per share of our common stock was $0.90. You are urged to obtain current market quotations for our common stock.

You should read this prospectus and any prospectus supplement or amendment carefully before you make an investment decision to invest in our common shares.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2021

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The selling stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “Commission”), under which the selling stockholders may offer from time to time up to an aggregate of 6,180,000 Shares in one or more offerings. If required, each time the selling stockholders offer Shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Shares being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Shares offered by the selling stockholders, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The periodic reports, proxy statements and other information we file with the Commission are available for inspection on the Commission’s website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. We maintain a website at http://www.terratechcorp.com where you may also access these materials free of charge. We have included our website address as an inactive textual reference only and the information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common shares. We are incorporating by reference the documents listed below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on April 2, 2021

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 20, 2021;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 23, 2021;

●	Our Current Reports on Form 8-K, filed on March 5, 2021, June 15, 2021, July 29, 2021 and August 2, 2021

●	Our Information Statement on Schedule 14C filed on August 6, 2021

●	The description of our common stock contained in our registration statement on Form 8-A (File No. 000-56111) filed with the Commission on October 21, 2019 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part which indicates that all securities offered pursuant to this prospectus have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the filing date of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

The documents incorporated by reference into this prospectus are also available on our corporate website at https://www.ila.com. Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus contained in the registration statement of which this prospectus forms a part but not delivered with the prospectus. If you would like a copy of any of these documents, at no cost, please call us at (877) 661-4811.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. We cannot assure you that any such forward-looking statement, projection, forecast or estimate contained herein can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our filings with the Commission listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that may be important to you and your investment decision. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” section and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “the Company,” “International Land” “we,” “us” and “our” refer to International Land Alliance, Inc., a Wyoming corporation, individually, or as the context requires, collectively with its consolidated subsidiaries.

International Land Alliance, Inc.

We are a residential land development company with target properties located primarily in the Baja California Northern region of Mexico. Our principal activities are purchasing properties, obtaining zoning and other entitlements required to subdivide the properties into residential and commercial building lots, securing financing for the purchase of the lots, improving the properties’ infrastructure and amenities, and selling the lots to homebuyers, retirees, investors and commercial developers. We offer the option of financing (i.e., taking a promissory note from the buyer for all or part of the purchase price) with a guaranteed acceptance on any purchase for every customer.

International Land Alliance, Inc. (the “Company”) was incorporated under the laws of the State of Wyoming on September 26, 2013 (inception). On June 30, 2011, International Land Alliance, SA De CV (“ILA Mexico”) was formed as a Mexican corporation to acquire from Baja Residents Club, S.A., a Mexican corporation, 497 acres south of San Felipe, Baja California, known as the Oasis Park project and 20 acres in Ensenada, Baja California, known as the Valle Divino project. On October 1, 2013 Roberto Jesus Valdez, Jason A. Sunstein and Elizabeth Roemer transferred their interest in Oasis Park and Valle Divino real estate projects to ILA Mexico in exchange for 7,500 shares of ILA Mexico. On October 1, 2013, we issued 3,750,000 shares of our common stock to Roberto Jesus Valdez, 3,750,000 shares of our common stock to Jason Sunstein and 1,000,000 shares of our common stock to Elizabeth Roemer in exchange for all of the outstanding shares of ILA Mexico. As a result of this transaction, ILA Mexico became our wholly owned subsidiary.

On March 5, 2019, the Company received its trading symbol “ILAL” from FINRA. On April 4, 2019, the Company was approved to have its common stock traded on the OTCQB. On April 12, 2019, the Company became eligible for electronic clearing and settlement through the Depositary Trust Company (“DTC”) in the United States.

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On March 18, 2019, the Company acquired real property located in Hemet, California, which included approximately 80 acres of land and two structures for $1.1 million. The property includes the main parcel of land with existing structures along with three additional parcels of land which are vacant lots to be used for the purpose of development. The Company is generating Airbnb rental and lease income from this property.

In October 2019, the Company entered into an agreement with Valdeland, S.A. de C.V.(“Valdeland”), a Mexican corporation controlled by our CEO, Robert Valdes, to acquire 1 acre of land at the Bajamar Ocean Front Golf Resort in Ensenada, Baja California, known as the Costa Bajamar. The transfer of title for this project is subject to approval from the Mexican government in Baja California. Although management believes that the transfer of title to the land will be approved and transferred by the end of our fourth fiscal quarter of 2021, there is no assurance that such transfer of title will be approved in that time frame or at all.

On July 2020, the Company filed the Articles of Organization with the California Secretary of State for Emerald Grove Estates, LLC (“Emerald Estates”). Emerald Estates is a wholly owned by the Company. The purpose of Emerald Estates is agriculture and land development. On July 27, 2021, Jason Sunstein and ILAL granted a deed of the property in Sycamore Road, Hemet, California to Emerald Grove Estates LLC.

On October 25, 2020, the Company entered into a business agreement with A&F Agriculture LLC (“A&F”), in which the parties agreed to operate a business for the purpose of commercially cultivating industrial hemp at the Company’s property in Southern California. A&F will be the managing party of the business agreement. The Company will provide A&F with the land and water supply for the purpose of the cultivation. All revenue and expenses associated with the cultivation will be split equally among parties.

On May 3, 2021 the Company acquired a 25% interest in Rancho Costa Verde Development, LLC (“RCV”). RCV is a successful developer of a 1,100-acre, 1,200-lot master planned community in Baja California, located roughly 8 km north of ILA’s Oasis Park Resort.

Issuer	International Land Alliance, Inc.

Securities Offered by the Selling Stockholders	This prospectus covers the resale of an aggregate of 6,180,000 shares of our common stock, including 3,000,000 shares issuable upon the exercise of warrants, 180,000 shares of common stock issuable upon the exercise of placement agent warrants and 3,000,000 shares of common stock.

Trading Market	The common stock offered in this prospectus is quoted on the OTCQB under the symbol “ILAL”.

Common Stock Outstanding Before this Offering	32,578,327 shares

Common Stock Outstanding After this Offering	35,758,327 shares[1]

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. Upon the exercise of the warrants for an aggregate of 3,000,000 shares of common stock by payment of cash however, we will receive the exercise price of the warrants, or an aggregate of approximately $2,040,000 from the investors in the Private Placement and $153,000 from the exercise of the placement agent warrants issued to the placement agent in the Private Placement.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

[1]	The number of common shares to be outstanding immediately after this offering is based on 32,578,327 shares of common stock outstanding as of August 23, 2021 and reflects the number of common shares that will be outstanding assuming that the selling stockholders exercise all of the warrants, including the placement agent warrants, held by them in full into 3,180,000 shares of common shares at the initial conversion prices of $0.68 and $0.85 per share (without regard to any conversion limitations therein).

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the Commission and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of the risks or uncertainties described in our Commission filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

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Risks Related to Our Company

There is substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors will lose their entire investment.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditor’s report reflects that the ability of the Company to continue as a going concern is dependent upon our ability to raise additional capital and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, stockholders will lose their investment. We will be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to investors.

The impact of any deterioration in the U.S. economy as a result of the corona virus (COVID-19) outbreak may negatively affect our business.

A continued deterioration in the U.S. economy as a result of the corona virus outbreak could result in continued turmoil. The continued impact of this event on our business and the severity of an economic crisis is uncertain. It is possible that a crisis (such as the corona virus outbreak) in the U.S. economy could continue to adversely affect our business, vendors and prospects as well as our liquidity and financial condition.

If COVID-19, or another highly infectious or contagious disease is not successfully contained, we could experience a material adverse effect on our business, financial condition, results of operations and cash flow. Among the factors outside our control that are likely to affect the impact the COVID-19 pandemic will ultimately have on our business are:

●	the pandemic’s course and severity;
●	the direct and indirect results of the pandemic, such as recessionary economic trends, including with respect to employment, wages and benefits and commercial activity;
●	political, legal and regulatory actions and policies in response to the pandemic, including the effects of restrictions on commerce or other public activities, moratoria and restricted international travel;
●	the timing, magnitude and effect of public spending, directly or through subsidies, its direct and indirect effects on commercial activity and incentives of employers and individuals to resume or increase employment, wages and benefits and commercial activity;
●	the timing and availability of direct and indirect governmental support for various financial assets, including mortgage loans, and possible related distortions in market values and liquidity for such assets whose markets have or are assumed to have government support versus possibly similar assets that do not;
●	potential longer-term effects of increased government spending on the interest rate environment and borrowing costs for non-governmental parties;
●	the ability of our employees and our third-party vendors to work effectively during the course of the pandemic; and
●	potential longer-term shifts toward telecommuting and telecommerce;

We are continuing to monitor the spread of COVID-19 and related risks, although the rapid development and fluidity of situation precludes any prediction as to its ultimate impact on us. However, if the spread continues, such impact could grow and our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation generally limits our officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Wyoming Business Corporation Act against all expense, liability, and loss, including attorney’s fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding”) to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company’s assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations there under, is against public policy and therefore unenforceable.

In the past, we have identified conditions and events that raise substantial doubt about our ability to continue as a going concern and it is possible that we may identify conditions and events in the future that raise substantial doubt about our ability to continue as a going concern.

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern for a year following the balance sheet date of our consolidated financial statements at December 31, 2020. Our financial statements have been prepared on a going concern basis and do not include any adjustments that may result from the outcome of this uncertainty.

With the completion of the private placement in July 2021, we believe that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements more than one year from the date of this registration statement.. However, we have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. In the future, if we are unable to obtain sufficient funding to support our operations, we could be forced to curtail our operations significantly or seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to our development of resorts and correlated services, or explore other strategic alternatives including a merger or sale of our Company , and our financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. In the future, reports from our independent registered public accounting firm may also continue to contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. See “Private Placement of Common Stock and Warrants”

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We will need additional capital, which we may be unable to obtain.

Our capital requirements in connection with our development activities of our residential property’s operations have been and will continue to be significant. As of June 30, 2021, we do not expect to require additional funding for more than one year in order to continue development. construction of houses, infra structure and marketing activities associated with our properties. However, there can be no assurances that we will not need additional funding in the future or that our current cash position will be sufficient to fund any future plans to accelerate our commercialization efforts. In the event additional funding is necessary, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

We have a potential conflict of interest with a company controlled by one of our officers and directors.

We have and will continue to enter into agreements with firms owned or controlled by our officers and directors. A conflict of interest will arise should a dispute occur with the respect of our rights and obligations pursuant to the agreements and those firms. Under Wyoming law a conflict of interest transaction is not voidable if the transaction was fair at the time it was entered into or is approved in advance by the vote of the board of directors not having an interest in the transaction if the material facts of the transaction and the director’s interest are disclosed or known to the board prior to the vote. Each officer and director owes a fiduciary duty to the Company to present business opportunities to the Company. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors to other entities will materially affect our ability to identify and pursue business opportunities or to complete our initial business objectives.

We are dependent on the sale of our securities or debt to fund our operations.

We are dependent on the sale of our securities or debt to fund our operations and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity or debt securities.

The Company has accumulated deficit of $12,607,069 as of June 30, 2021.

The Company has never operated at a profit and its loss for the six month period ended June 30, 2021 was $2,965,313. This loss and deficit may impact the future of the Company in many ways including, but not limited to, making it more difficult to borrow money, sell stock or to maintain a good trading price for our common stock.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Our lack of operations makes evaluating our business difficult.

We have almost seven years of operational history. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

To be profitable, we must:

●	develop and identify new prospective purchasers of our real estate
●	compete with larger, more established competitors in the real estate development industry;
●	maintain and enhance our brand recognition; and
●	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance. For example, we expect that our future annual growth rate in revenues will be moderate and likely be less than the growth rates experienced in the early part of our history.

Risks Related to Our Business

There is no guarantee that the Company will be able to complete development of its proposed properties and profitably sell any units.

The Company has acquired properties and intends to acquire additional properties and thereafter, the Company intends to construct and develop proposed resort properties as well as other residential and commercial property. There can be no assurance that the Company will complete the expected development plans or undertake to develop other resorts or complete such development if undertaken. Risks associated with the Company’s development and construction activities may include the risks that: (i) acquisition and/or development opportunities may be abandoned; (ii) construction costs of a property may exceed original estimates, possibly making the resort uneconomical or unprofitable; and (iii) construction may not be completed on schedule, resulting in decreased revenues and increased carrying cost such as taxes and interest expense. In addition, the Company’s construction activities will typically be performed by third-party contractors, the timing, quality and completion of which the Company will be unable to control.

5

Investors will have no discretion in management’s real estate investment decisions.

Our management will have complete discretion in making investments on our behalf in a range of real estate, which may include all types of properties. Consequently, prospective investors will not be able to evaluate for themselves the merits of the specific properties that may be acquired in the future and may not like the properties acquired. You will not be entitled to a return of your investment if you do not approve the properties purchased. Our investment decisions are not made through reliance on sophisticated mathematical models or arbitrage programs. Instead, investors are relying on the judgment of our management alone to locate suitable properties that meet our investment criteria.

Our proposed ownership of real estate may result in losses if demand for property declines.

If and when we acquire real estate, we will be subject to risks incident to the ownership of real estate, including: changes in general economic or local conditions, such as a decrease in demand for residential, commercial and industrial space due to a decrease in population or employment or changes in technology or adverse downturns in the general economy; changes to preferences that reduce the attractiveness of our properties to end users; fluctuation in mortgage rates, building ownership or operating expenses; rises and falls in undeveloped land values; costs of infrastructure, construction or other development costs; changes in supply or demand of competing properties in an area; changes in interest rates, zoning and other governmental regulations and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive; increases in the cost of adequate maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur even when a property is not generating revenue; inflation; and changes in tax laws and rates. A negative change in any of these risks could reduce the demand for any properties we may acquire and a reduction in demand could result in a loss to us in the operation of or upon the sale of any such properties we may acquire.

Property improvement costs are difficult to estimate and if costs exceed our budget, we may lose money on the development and sale of a property.

Acquisition of any properties for improvement, repositioning and sale entails risks such as those contemplated by us that include the following, any of which could adversely affect our financial performance and the value of your investment: Our estimate of the costs of improving or repositioning an acquired property may prove to be too low, and, as a result, the property may fail to meet our estimates of the profitability of the property, either temporarily or for a longer time. Our pre-acquisition evaluation of each new investment may not detect certain requirements, limitations, defects or necessary improvements until after the property is acquired, which could significantly increase our total costs.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks which could reduce our revenues or lead to the loss of your investment.

We may develop properties, including unimproved real properties, upon which we will construct improvements. We may be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment.

Our real estate development strategies may not be successful which could reduce our revenues or lead to the loss of your investment.

We may in the future engage in development activities to the extent attractive development projects become available. To the extent that we engage in development activities, we will be subject to risks associated with those activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

●	development projects in which we have invested may be abandoned and the related investment will be impaired;
●	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;
●	we may not be able to obtain land on which to develop;
●	we may not be able to obtain financing for development projects, or obtain financing on favorable terms;
●	construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);
●	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we financed through construction loans; and
●	we may not achieve sufficient occupancy levels and/or obtain sufficient rents to ensure the profitability of a completed project.

Moreover, substantial development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

The real estate market is cyclical, and a downturn of the market could increase the risk of loss of your investment.

Investment in real estate involves a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The market for property in Mexico and the United States tends to be cyclical, with periods in which the prices of properties rise and fall. Prices have fallen in the past and have done so for a significant period of time. Any downturn in the real estate market in the U.S. or Mexico may have a negative effect on our operations and reduce any return generated upon the sale of our property.

6

Many real estate costs are fixed and must be paid even if the property is not generating revenue which could increase your risk of loss of your investment.

Our financial results depend primarily on being able to add value and then sell properties to others on favorable terms. Many costs associated with real estate investment, such as debt service, real estate taxes and maintenance costs, generally are not reduced even when a property is not fully improved or used. Thus, even a small increase in the time to which a real estate property can be sold can result in a significant increase in the carry costs of the property. New properties that we may acquire may not produce any significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is sold.

Because there is no liquid market for our properties, we may be unable to sell a property when it planned to, which could increase your risk of loss of your investment.

Liquidity relates to our ability to sell a property in a timely manner at a price that reflects the fair value of that property. The illiquidity of properties may adversely affect our ability to dispose of such properties in a timely manner and at a fair price at times when we deem it necessary or advantageous. The timing and likelihood of liquidation events is uncertain and unpredictable and affected by general economic and property-specific conditions. There may not be a market, or the market may be very limited, for the real estate that we will try to sell, even though we will make appropriate efforts to cover the available market. Investments in real properties are generally not liquid. We may not be able to dispose of future properties within its anticipated time schedule and the sales of such properties may not be made at the prices projected by us.

We are subject to zoning and environmental controls that may restrict the use of our property.

Governmental zoning and land use regulations may exist or be promulgated that could have the effect of restricting or curtailing certain uses of our real estate. Such regulations could adversely affect the value of any of our properties affected by such regulations. In recent years real estate values have also sometimes been adversely affected by the presence of hazardous substances or toxic waste on, under or in the environs of the property. A substance (or the amount of a substance) may be considered safe at the time the property is purchased but later classified by law as hazardous. Owners of properties have been liable for substantial expenses to remedy chemical contamination of soil and groundwater at their properties even if the contamination predated their ownership. Although we intend to exercise reasonable efforts to assure that no properties are acquired that give rise to such liabilities, chemical contamination cannot always be detected through readily available means, and the possibility of such liability cannot be excluded.

Under various foreign, federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate property contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. The costs or liabilities could exceed the value of the affected real estate. We have not been notified by any governmental authority, however, of any non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole.

Although we will attempt to determine the environmental condition of each property as part of our due diligence, we cannot be certain that this investigation will reveal all conditions that may impose an obligation on us to mitigate the environmental condition. If we were subject to environmental liability, which could be imposed based on our ownership of its property; such liability could adversely affect the value of your investment.

We may be subject to partially uninsured losses that may require substantial payments which could reduce the value of your investment.

We currently carry a $2,000,000 general liability policy for the Company. On Emerald Grove we have a comprehensive homeowner’s policy which also extends to the three (3) vacant parcels. Any ILA, vacant lot buyers or homebuyers will be encouraged to carry their own individual insurance policies. In addition, if losses occur, they may exceed insurance policy limits, and policies may contain exclusions with respect to various types of losses or other matters. Consequently, all or a portion of our properties may not be covered by disaster insurance and insurance may not cover all losses which could reduce the value of your investment.

We cannot control certain factors affecting the performance and value of a property, which may cause the value of that property and your investment to decline.

The economic performance and value of our real estate assets will be subject to the risks described below that are normally associated with changes in national, regional and local political, economic and market conditions. These factors may adversely affect the ability of our customers to buy our real estate. Other local economic conditions that may affect the performance and value of the properties include the local economy of a given real estate project; competition for buyers, including competition based on attractiveness and location of the property; and the quality of amenities a project has to offer. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in a decline in the liquidity of our properties), declines in housing or commercial property purchases and the availability of financing. Adverse changes in any of these factors, each of which is beyond our control, could reduce the cash flow that we receive from our properties, and adversely affect the value of your investment.

If we choose to carry debt, inability to make secured debt payments could result in loss of mortgaged property and reduce the value of your investment.

The Company carries secured and unsecured promissory notes. Debt financing carries many risks, including refinancing difficulties, loss of mortgaged properties, reduced ability to obtain new financing and increases in interest. We may choose to use debt financing in connection with future properties. If we cannot meet our secured debt obligations, the lender could take the collateral and we would lose both the secured property and the income, if any, it produces. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations. We could have to pay substantial legal costs in connection with foreclosure of a property, and thus be subject to a deficiency judgment if the foreclosure sale amount is insufficient to satisfy the mortgage.

7

Rising interest rates could adversely affect our interest expense and cash flow and reduce the value of your investment.

We may borrow money at variable interest rates in the future to finance operations. Increases in interest rates would increase our interest expense on our variable rate debt, which would adversely affect cash flow and our ability to service our debt and make distributions to us.

Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the real estate market, which could reduce the value of your investment.

We do not have an established brand name or reputation in the real estate business. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the real estate market.

We may make changes to our business, investment, leverage and financing strategies without stockholder consent, which could reduce the value of your investment.

Our discussions with various individuals concerning various properties or projects have included general discussions of acquiring properties directly either ourselves or in a joint venture with others or of developing properties either ourselves or in a joint venture with others. As of the date of this filing, all such discussions have been general, and we have no specific plans as to whether we will acquire or develop ourselves or jointly any specific properties or projects. There is no limitation in the amount of funds we may invest in either property acquisition or property development. There is no limitation on or percentage allocation of funds or assets between property acquisition and property development, or between 100% ownership and joint venture ownership. Further, as the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this filing. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, default risk and real estate market fluctuations. In addition, we may in the future use leverage at times and in amounts deemed prudent by our management in its discretion, and such decision would not be subject to stockholder approval. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, results of operations.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer and Chief Financial Officer. If we lose their services or if they fail to perform in their current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key officers in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our future results and reputation may be affected by litigation or other liability claims.

We have procured a $2,000,000 general liability insurance policy for our business. In addition, we also do not have in place D&O insurance. To the extent that we suffer a loss of a type which would exceed our limit, we could incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our business or our securities.

We may be subject to regulatory inquiries, claims, suits prosecutions which may impact our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties. Economic shifts affect residential and commercial property markets, and thus our business, in different ways. A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. Our focus on the residential sector can make us more vulnerable than a diversified developer.

Risks Related to Our Mexican Operations

General economic conditions in Mexico may have an adverse effect on our operations and reduce our revenues.

General economic conditions in Mexico have an impact on our business and financial results. The global economy in general and in Mexico remains uncertain. Weak economic conditions could result in lower demand for our properties, resulting in lower sales, earnings, and cash flows.

The value of our securities may be affected by the foreign exchange rate between U.S. dollars and the currency of Mexico.

The value of our common stock may be affected by the foreign exchange rate between U.S. dollars and the currency of Mexico, and between those currencies and other currencies in which our revenues and assets may be denominated. For example, to the extent that we need to convert U.S. dollars into the currency of Mexico for our operational needs, should the currency of Mexico appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert the currency of Mexico into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the currency of Mexico, the U.S. dollar equivalent of our earnings from our subsidiaries in Mexico would be reduced.

8

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as trade compliance and economic sanctions laws and regulations. Our failure to comply with these laws and regulations could subject us to civil and criminal penalties, harm our reputation and materially adversely affect our business, financial condition and results of operations.

Doing business in Mexico requires us to comply with the laws and regulations of numerous jurisdictions. These laws and regulations place restrictions on our operations and business practices. In particular, we are subject to the FCPA, which generally prohibits companies and their intermediaries from providing anything of value to foreign officials for the purpose of obtaining or retaining business or securing any improper business advantage, along with various other anti-corruption laws. As a result of doing business in Mexico, we are exposed to a heightened risk of violating anti-corruption laws. Although we have implemented policies and procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anti-corruption laws to which we are subject, there is no assurance that such policies or procedures will work effectively all of the time or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire. Any continued international expansion, and any development of new partnerships and joint venture relationships worldwide, increase the risk of FCPA violations in the future.

Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines, as well as criminal fines and imprisonment. If we fail to comply with the FCPA or other laws governing the conduct of international operations, we may be subject to criminal and civil penalties and other remedial measures, which could materially adversely affect our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations by the United States or foreign authorities could also materially adversely affect our business, financial condition, results of operations and liquidity, regardless of the outcome of the investigation

Our operations may be affected by social instability in Mexico.

Because we have Mexican operations, we are subject to social instability risks which could materially adversely affect our business and our results of operations. Specifically, our business is exposed to the risk of crime that is currently taking place in certain areas in Tijuana. Recent increases in kidnapping and violent drug related criminal activity in Mexico, and in particular Mexican States bordering the United States, may adversely affect our ability to carry on business safely.

Risks Related to Our Common Stock

We will be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We are a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We may qualify for an exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Our Directors owns a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our Chief Executive Officer and Director Roberto Valdes, and our Chief Financial Officer and Director Jason Sunstein, together own 8,805,813 shares of common stock, or approximately 26.5% of our outstanding voting securities. As a result, currently, and after the filing, they will possess a significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Because our Directors hold a significant amount of our shares of common stock, it may not be possible to have adequate internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires our management to report on the operating effectiveness of the Company’s Internal Controls over financial reporting. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. However, because our Directors, Roberto Valdes and Jason Sunstein, control approximately 33% of our outstanding voting securities, and will continue to own a significant percentage of our voting securities, it may not be possible to have adequate internal controls. We cannot predict what affect this will have on our stock price.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. As of the date of this report we had 32,578,327 shares of common stock outstanding. We also have reserved 6,308,000 shares for the potential exercise of outstanding options, warrants and convertible preferred stock, leaving approximately 36,113,673 additional shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

9

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We expect to experience volatility in the price of our common stock, which could negatively affect stockholders’ investments.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of common stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock

Anti-takeover effects of certain provisions of Nevada state law may hinder a potential takeover of us.

Wyoming has a business combination law that prohibits certain business combinations between Wyoming corporations and “interested stockholders” for two years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Wyoming law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Wyoming’s business combination law is potentially to discourage parties interested in taking control of us from doing so if they cannot obtain the approval of our Board. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of our common stock are thinly traded on the OTCQB Marketplace, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

10

We could issue additional common stock, which might dilute the book value of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote and might dilute the book value of our common stock.

Our common stock could be further diluted as a result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise money or as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Shares by the selling stockholders. If any of the Warrants are exercised for cash, we intend to use the proceeds for general working capital purposes.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND WARRANTS

On July 26, 2021 (the “Signing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”) with two institutional and accredited investors pursuant to which we sold to the investors in a private placement an aggregate of (i) 3,000,000 shares of common stock (the “Shares”) and (ii) warrants to purchase up to an aggregate of 3,000,000 shares of common stock for gross proceeds to the Company of approximately $2,040,000. The combined purchase price for one share of common stock and a warrant to purchase one share of common stock is $0.68. The closing for the sale of the Shares, and Warrants occurred on July 29, 2021.

We intend to use the net proceeds primarily to expand and accelerate the development of our resort properties as well as for working capital and general corporate purposes.

The Warrant is exercisable for a period of five and one-half years from the date of issuance and has an exercise price of $0.68 per share, subject to adjustment as set forth in the Warrant for stock splits, stock dividends, recapitalizations and similar customary adjustments. The investors may exercise the Warrant on a cashless basis if the shares of common stock underlying the Warrant (the “Warrant Shares”) are not then registered pursuant to an effective registration statement.

Under the terms of the warrants the investor may not exercise the warrants to the extent such exercise would cause such investor, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column below does not reflect this limitation.

In connection with the Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors. Pursuant to the Registration Rights Agreement, we will be required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale of the Shares and the shares issuable upon exercise of the Warrant Shares, within 30 days of the Signing Date, and to have such Registration Statement declared effective within 60 days after the Signing Date, or 90 days of the Signing Date in the event the Registration Statement is “fully” reviewed by the SEC. We will be obligated to pay certain liquidated damages to the investor if we fail to file the resale registration statement when required, fails to cause the Registration Statement to be declared effective by the SEC when required, of if we fail to maintain the effectiveness of the Registration Statement.

Pursuant to an engagement letter (the “Engagement Letter”), dated as of May 7, 2021, by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), we engaged Wainwright to act as our exclusive placement agent in connection with the offering. Pursuant to the engagement agreement, we agreed to pay Wainwright a cash fee of 8% of the gross proceeds we received under the Purchase Agreement. We also agreed to pay Wainwright (i) a management fee equal to 1.0% of the gross proceeds raised in the offering; $35,000 non-accountable expenses and (iii) $50,000 for legal fees. In addition, we agreed to issue to Wainwright (or its designees) placement agent warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 180,000 shares. The Placement Agent Warrants generally will have the same terms as the Warrants, except they will have an exercise price of $0.85 per share.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the investors in the July 29, 2021 Private Placement and those issuable to the investors upon exercise of the warrants as well as the Placement Agent Warrants. For additional information regarding the issuances of those shares of common stock, warrants, and Placement Agent Warrants see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned each of the by the selling stockholders, based on its ownership of the shares of common stock and warrants, as of August 23, 2021, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises. As of August 23, 2021, 32,578,327 shares of the Company’s’ common stock were issued and outstanding.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the investors in the July 29, 2021 Private Placement as described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants and the Placement Agent Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Under the terms of the warrants, the investors (District 2 Capital Fund LP and Bigger Capital Fund LP) may not exercise the warrants to the extent such exercise would cause such investor, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised (the “Beneficial Ownership Limitation”). The Placement Agent Warrants are also subject to a Beneficial Ownership Limitation. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Each of Noam Rubinstein, Charles Worthman, Michael Vasinkevich and Craig Schwabe are associated persons of H.C. Wainwright & Co., LLC, a registered broker-dealer. H.C. Wainwright & Co., LLC and/or any of its affiliates previously served as our exclusive placement agent for the July 29, 2021 Private Placement pursuant to the Engagement Letter and as financial advisor from time to time in the ordinary course of their business, for which they have received customary fees and commissions.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus		Number of shares of Common Stock Owned After Offering
District 2 Capital Fund LP	3,000,000	3,000,000	(1)	-
Bigger Capital Fund LP	3,000,000	3,000,000	(2)
Michael Vasinkevich(3)	115,425	115,425	(4)	-
Noam Rubinstein (3)	56,700	56,700	(5)	-
Craig Schwabe (3)	6,075	6,075	(6)	-
Charles Worthman (3)	1,800	1,800	(7)	-

(1) (2)

The number of shares includes 3,000,000 shares of common stock issuable upon exercise of the warrants, which are subject to certain beneficial ownership limitations. The business address for District 2 Capital Fund is 175 West Carver, Huntington, NY 11743.

Number of shares includes 3,000,000 shares of common stock issuable upon exercise of the warrants, which are subject to certain beneficial ownership limitations. The business address for Bigger Capital Fund LP is 11700 W. Charleston Blvd., #170-659, Las Vegas, NV 89135

(3)	Each of Michael Vasinkevich, Noam Rubinstein, Craig Schwabe and Charles Worthman was issued compensation warrants as a designee of Wainwright in connection with the July 29, 2021 Private Placement. The business address is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022. The shares offered by the selling stockholder represent shares underlying Placement Agent Warrants.
(4)	Consists of 115,425 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.
(5)	Consists of 56,700 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.
(6)	Consists of 6,075 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.

(7)	Consists of 1,800 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of the Shares covered by this prospectus on any stock exchange, market, or trading facility on which our common stock is traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

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Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The following is a summary of all material characteristics of our capital stock as set forth in our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Bylaws (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus is a part. The summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, and to the provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”). We encourage you to review complete copies of our Articles of Incorporation and our Bylaws. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” elsewhere in this prospectus.

Common Stock

We have the authority to issue up to 75,000,000 shares of our common stock, par value of $0.001 per share. As of August 23, 2021, there were 32,578,327 shares of common stock issued and outstanding, 3,380,000 shares of common stock issuable upon the exercise of all of our outstanding warrants and 2,900,000 shares of common stock issuable upon the exercise of all vested options.

Voting Rights

Holders of our common shares are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of our common shares do not have cumulative voting rights.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, the holders of our common shares are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then-outstanding.

Dividend Rights

Holders of our common shares are entitled to share ratably in dividends, if any, as may be declared from time to time by our Board in its discretion from funds legally available therefore, subject to preferences that may be applicable to our preferred stock, if any, then-outstanding. Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and financial conditions. We intend to retain earnings, if any, for use in our business operations and accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

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Other Rights and Restrictions

Our common shares have no preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to our common shares.

Transfer Agent and Registrar

The transfer agent for our common stock is Globex Transfer LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, telephone number (813) 344-4490.

Listing

Our common stock is quoted on the OTCQB under the symbol “ILAL”

Preferred Stock

We have the authority to issue up to 1,000,000 shares of Class A Preferred Stock, $0.001 par value per share and 100,000 shares of Series B Preferred Stock, $0.001 par value per share.

Our Board, without further approval of our stockholders, is authorized to fix the designations, powers, preferences, relative, participating optional or other special rights, and any qualifications, limitations, and restrictions applicable to each series of the preferred stock, including:

●	dividend rights and preferences over dividends on our common stock or any series of our preferred stock;

●	the dividend rate (and whether dividends are cumulative);

●	conversion rights, if any;

●	voting rights;

●	rights and terms of redemption (including sinking fund provisions, if any);

●	redemption price and liquidation preferences of any unissued series of any preferred stock and the designation thereof of any of them; and

●	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

Any preferred stock authorized by the Board for issuance in the future could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock, without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the right of the holders of any preferred stock that may be issued by us in the future. The issuance of our preferred stock could also have the effect of delaying or preventing a change in control of us, make removal of management more difficult, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our Common Stock.

Series A Convertible Preferred Stock

Designation and Amount:	Series A Convertible Preferred Stock (“Series A”). Authorized 1,000,000 shares.

Dividends:	No dividends, except as may be declared by the Board

Voting:	Each share of Series A stock shall have fifty (50) votes.

Conversion Rights:	Each share of Series A stock can be converted at any time into one share of common stock.

Liquidation:	The Series A stock is entitled to participate in the distribution out of assets of the Corporation on an equal basis per share with the holders of the common stock

As of August 23, 2021 there were 28,000 shares of Series A Preferred Stock issued and outstanding.

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Series B Preferred Stock

Designation and Amount:	Series B Preferred Stock (“Series B”). Authorized 1,000 shares.

Dividends:	Each share shall accrue cumulative in-kind accruals at a rate equal to 12% per annum, subject to adjustment, (“Accrual Rate”) of the Face Value, which is $500 per share. The Accrual Rate will retroactively increase by 10% per annum upon occurrence of any Trigger Event, as provided in the Certificate of designation.

Voting:	The Series B shares do not have any voting rights.

Conversion Rights:	Each share of Series B stock can be converted at any into a share of common stock at a price per share equal to 65% of the market price less $0.05 per share.

Liquidation:	Upon liquidation dissolution or winding up of the Company, each share of series B stock will be paid an amount equal to $500 plus an amount equal to any accrued but unpaid accruals-in -kind.

As of August 23, 2021, there were 1,000 shares of Series B Preferred Stock issued and outstanding.

Penny Stock Regulations

The Commission has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined under the Securities Act).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules, if applicable to the Company, may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Indemnification

Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director’s duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Anti-Takeover Provisions

Certain provisions of the Wyoming Business Corporation Act (“WBC”) and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

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SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 23, 2021 with respect to the holdings of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors and 2021 fiscal year named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of 350 10th Avenue, Suite 1000, San Diego, CA 92101. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of August 23, 2021 upon the vesting of share awards and the exercise of option awards or warrants. These shares, however, are not counted in computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)

Roberto Jesus Valdes Chief Executive Officer, Director and Named Executive Officer	4,163,855	(2)	12.5
Jason Sunstein Chief Financial Officer, Secretary, Director and Named Executive Officer	4,641,958	(3)	14.0
Frank A. Ingrande President and Named Executive Officer	50,000	(4)	*
RCVD LLC	3,000,000	(5)	9.2
All Directors and Executive Officers as a Group (3) persons)	8,855,813		26.5%

*	Less than 1%
(1)	As of July 29,2021, we had a total of 32,828,327 shares of common stock issued and outstanding.
(2)	Includes 375,000 shares of common stock underlying warrants exercisable within 60 days of July 29,2021.
(3)	Includes 375,000 shares of common stock underlying warrants exercisable within 60 days of July 29, 2021.
(4)	Mr. Ingrande, President of the Company, is a founder of and owner of 25% of the capital stock of RCVD LLC
5)	The address of RCVD LLC is 7822 Fay Ave., Ste. 304, La Jolla, CA 92037

LEGAL MATTERS

Unless otherwise indicated, the validity of the securities being offered by this prospectus will be passed upon by Barnett & Linn, attorneys at law.

EXPERTS

Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 as set forth in its report included in our annual report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our consolidated financial statements are incorporated by reference in reliance on Haskell & White LLP’s reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide that we may indemnify our officers and directors to the maximum extent permitted by Wyoming law, and we have entered into agreements with our directors to provide contractual indemnification in addition to the indemnification provided in our Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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INTERNATIONAL LAND ALLIANCE, INC.

6,180,000

Shares of Common Stock

, 2021

PROSPECTUS

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$606.26
Printing expenses	$500.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$15,000.00
Miscellaneous	$2,500.00
Total	$28,606.26

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Wyoming. Section 17-16-856 of the Wyoming Business Corporation Act (the “WBC”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to WBS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant’s Articles of Incorporation and Bylaws provide that the Registrant may indemnify its officers, directors, employees, agents, and any other persons to the maximum extent permitted by the WBC. The Registrant entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided in its Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-1

Item 15. Recent Sales of Unregistered Securities.

The following is a list of unregistered sales of the Registrant’s securities during the prior three years.

Common Stock Issued for Services.

On January 1, 2020, the Company issued 50,000 shares of common stock and 150,000 warrants for services valued at $50,000 and $186,748, respectively, for total amount of $236,748.

On July 1, 2020, the Company issued 1,200,000 performance-based stock options to purchase an equivalent number of common shares to one consultant with exercise price ranging from $0.25 to $1.00. The grant date fair value of these options was $348,954, of which $193,804 was recognized as performance was either met or probable of achievement for the year ended December 31, 2020.

On July 6, 2020, the Company issued 400,000 shares of common stock for consulting services valued at $192,600.

On September 25, 2020, the Company issued 100,000 shares of common stock valued at $51,000 to renew a service agreement.

On April 1, 2019, the Company issued 1,656,000 shares of common stock to be issued for services valued at $165,600.

On July 1, 2019, the Company issued 40,000 shares of common stock valued at $40,000 to a consultant for business development and advisory services. The term of the agreement is for a period of 12 months from the date of execution. As of December 31, 2019, the Company has recorded an expense of $40,000.

On July 1, 2019, the Company issued 12,000 shares of common stock valued at $12,000 to a consultant for business development and advisory services. The term of the agreement is for a period of twelve months from the date of execution. As of December 31, 2019, the Company has recorded an expense of $12,000.

On July 1, 2019, the Company entered into an agreement with a consultant for real-estate advisory services. Under the terms of the agreement the Company agreed to issue 80,000 shares of common stock valued at $74,748, 50,000 warrants valued at $47,823, and two plots of land with a total value of $25,725. The fair value of $47,823 of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions: stock price $1.00, strike price of $0.50, expected term of two years, expected volatility of 262%, and discount rate of 1.78%. The total value of the consideration issued was $155,107. The term of the agreement is for a period of six months from the date of execution. As of December 31, 2019, the Company has recorded an expense of $77,553 related to the agreement and expects to recognize an additional expense of $77,553 in future periods.

On July 25, 2019, the Company agreed to issued 100,000 shares valued at $42,000 to an investment banker for advisory services. As of December 31, 2019, the Company has recorded an expense of $10,742 related to the agreement and expects to recognize an additional expense of $31,258 in future periods.

On October 8, 2019, the Company entered into an agreement with a consultant for real-estate advisory services. Under the terms of the agreement the Company agreed to issue 300,000 shares of common stock valued at $165,000.

All shares of common stock issued during the years ended December 31, 2020 and 2019, were unregistered.

Common stock issued for warrant and option exercise.

On May 26, 2021, the Company issued 1,000,000 shares of common stock in a warrant exercise by a third-party investor for cash proceeds of $50,000.

On May 18, 2021, the Company issued 100,000 shares of common stock in a warrant exercise by an employee for cash proceeds of $25,000.

On January 31, 2020, the Company granted 150,000 stock options for services valued at $173,951. The exercise price of outstanding options for common stock was $0.50 per option, and the term of exercise of the outstanding options was one year from the date of grant. During the year ended December 31, 2020, 137,615 option were exercised for $68,808. The Company cancelled 12,385 of the remaining unexercised options at December 31, 2020.

On January 21, 2020, the Company received cash proceeds of $20,000 for 40,000 shares of common stock in an option exercise by a third-party investor.

On February 26, 2020, the Company received cash proceeds of $20,000 for 40,000 shares of common stock in an option exercise by a third-party investor.

On February 28, 2020, the Company received cash proceeds of $20,000 for 40,000 shares of common stock in an option exercise by a third-party investor.

On March 2, 2020, the Company received cash proceeds of $8,808 for 17,615 shares of common stock to be issued in an option exercise by a third-party investor. The shares were issued on May 19, 2020.

On June 20, 2020, the Company received cash proceeds of $12,500 following a warrant exercise for 50,000 shares of common stock.

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On January 28, 2019, the Company received cash proceeds of $40,000 for 400,000 shares of common stock to be issued in a warrant exercise by a third-party investor.

On March 13, 2019, the Company received cash proceeds of $6,000 for 48,000 shares of common stock to be issued in a warrant exercise by two (2) third-party investors.

On April 4, 2019, the Company issued 95,000 shares of common stock in a warrant exercise by a third-party investor for cash proceeds of $9,500.

On April 8, 2019, the Company issued 45,000 shares of common stock in a warrant exercise by a third-party investor for cash proceeds of $4,500.

On April 17, 2019, the Company issued 80,000 shares of common stock in a warrant exercise by a third-party investor for cash proceeds of $20,000.

On May 2, 2019, the Company issued 104,200 shares of common stock in a warrant exercise by a third-party investor for cash proceeds of $10,420.

On May 15, 2019, the Company issued 100,000 shares of common stock in a warrant exercise by a third-party investor for cash proceeds of $50,000.

During the three months ended June 30, 2021, the Company issued 160,000 shares of common stock for total consideration of $50,000 from warrants exercise.

During the three months ended June 30, 2021, the Company issued 1,000,000 shares of common stock from option exercise for total consideration of $50,000.

All shares of common stock issued during the year ended December 31, 2020 and 2019 were unregistered.

Common stock issued for cash.

On March 12, 2020, the Company received cash proceeds of $10,000 for 20,000 shares of common stock. These shares were issued on May 1, 2020.

On May 4, 2020, the Company received cash proceeds of $9,000 for 20,000 shares of common.

On May 1, 2020, the Company received cash proceeds of $10,000 for 20,000 shares of common stock.

On May 5, 2020, the Company received cash proceeds of $10,000 for 40,000 shares of common from warrant exercise. The shares were issued on August 3, 2020.

On May 16, 2020, the Company received cash proceeds of $16,000 for 40,000 shares of common.

On May 18, 2020, the Company received cash proceeds of $20,000 for 80,000 shares of common. The shares were issued on August 3, 2020.

On May 18, 2020, the Company received cash proceeds of $15,000 for 60,000 shares of common. The shares were issued on August 3, 2020.

On July 23, 2020, the Company received cash proceeds of $7,500 for 30,000 shares of common stock by a third-party investor.

On August 26, 2020, the Company received cash proceeds of $10,000 for 40,000 shares of common stock to be issued. The shares were issued on October 23, 2020.

On September 18, 2020, the Company received cash proceeds of $7,500 for 30,000 shares of common stock to be issued. The shares were issued on October 23, 2020.

On October 21, 2020, the Company received cash proceeds of $10,000 for 40,000 shares of common stock to be issued.

On November 5, 2020, the Company received cash proceeds of $10,000 for 40,000 shares of common stock to be issued.

On August 12, 2019, the Company received cash proceeds of $30,000 for 66,667 shares of common stock. These shares were issued on May 1, 2020.

All shares of common stock issued during the year ended December 31, 2020 and 2019 were unregistered.

Common Stock sold with a Promise to Deliver Title to Plot of Land and Warrants

On February 27, 2019, the Company received cash proceeds of $17,500 for 35,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $17,500 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $9,875; and plot of land was valued at $7,625.

On March 8, 2019, the Company issued 50,000 shares of common stock to a third-party investor for cash proceeds of $25,000. In conjunction with this sale of shares, the Company also attached one (1) plot of land and issued 50,000 warrants at an exercise price of $0.50 per share, exercisable over a term of one year from the date of issuance. The fair market value of $18,932 of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions: stock price $0.50, expected term of one year, expected volatility of 232%, and discount rate of 2.72%. The total cash proceeds of $25,000 was allocated based upon the relative fair market value of the shares, warrants and one (1) promised plot of land in the following amounts: shares were valued at $9,446; warrants were valued at $8,750, and plot of land was valued at $6,804.

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On April 8, 2019, the Company issued 100,000 shares of common stock to a third-party investor for cash proceeds of $50,000. In conjunction with this sale of shares, the Company also attached one (1) plot of land and issued 100,000 warrants at an exercise price of $0.50 per share, exercisable over a term of one year from the date of issuance. The fair value of $37,863 of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions: stock price $0.50, expected term of one year, expected volatility of 232%, and discount rate of 2.72%.

On May 2, 2019, the Company issued 50,000 shares of common stock to a third-party investor for cash proceeds of $25,000.

On May 24, 2019, the Company issued 100,000 shares of common stock to a third-party investor for cash proceeds of $50,000. In conjunction with this sale of shares, the Company also attached one (1) plot of land and issued 100,000 warrants at an exercise price of $0.50 per share, exercisable over a term of one year from the date of issuance. The fair value of $108,345 of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions: stock price $1.27, expected term of one year, expected volatility of 232%, and discount rate of 2.72%. The total cash proceeds of $50,000 was allocated based upon the relative fair value of the shares, warrants and one (1) promised plot of land in the following amounts: shares were valued at $14,536; warrants were valued at $31,498, and plot of land was valued at $3,966.

On August 2, 2019, the Company issued 50,000 shares of common stock to a third-party investor for cash proceeds of $22,500. In conjunction with this sale of shares, the Company also attached one (1) plot of land and issued 50,000 shares. The total cash proceeds of $22,500 was allocated based upon the relative fair value of the shares, warrants and one (1) promised plot of land in the following amounts: shares were valued at $14,007, and plot of land was valued at $8,493.

On October 10, 2019, the Company received cash proceeds of $50,000 for 100,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $50,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $39,282; and plot of land was valued at $10,718. The shares were issued on May 1, 2020.

On November 6, 2019, the Company received cash proceeds of $35,080 for 70,160 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $35,080 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $25,258; and plot of land was valued at $9,822. The shares were issued on May 1, 2020.

On January 13, 2020, the Company received cash proceeds of $40,000 for 80,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached two (2) plots of land. The total cash proceeds of $40,000 was allocated based upon the relative fair value of the shares and two (2) promised plots of land in the following amounts: shares were valued at $23,780; and plot of land was valued at $16,220. The shares were issued on May 1, 2020.

On January 13, 2020, the Company received cash proceeds of $50,000 for 100,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached two (2) plots of land. The total cash proceeds of $50,000 was allocated based upon the relative fair value of the shares and two (2) promised plots of land in the following amounts: shares were valued at $39,282; and plot of land was valued at $10,718. The shares were issued on May 1, 2020.

On January 24, 2020, the Company received cash proceeds of $25,000 for 50,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $25,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $16,174; and plot of land was valued at $8,826. The shares were issued on May 1, 2020.

On March 25, 2020, the Company received cash proceeds of $25,000 for 50,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $25,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $16,174; and plot of land was valued at $8,826. The shares were issued on April 3, 2020.

On April 01, 2020, the Company received cash proceeds of $25,000 for 50,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $25,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $16,174; and plot of land was valued at $8,826.

On June 25, 2020, the Company received cash proceeds of $25,000 for 100,000 shares of common stock and 100,000 one-year warrants to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $25,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares and warrants were valued at $16,174; and plot of land was valued at $8,826.

On July 14, 2020, the Company received cash proceeds of $25,000 for 150,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $25,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares and warrants were valued at $20,797; and plot of land was valued at $4,203.

On November 15, 2020, the Company received cash proceeds of $25,000 for 100,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land and warrants. The total cash proceeds of $25,000 was allocated based upon the relative fair value of the shares, the warrants and one (1) promised plot of land in the following amounts: shares were valued at $12,882; warrants were valued at $9,189 and plot of land was valued at $2,929.

On December 8, 2020, the Company received cash proceeds of $20,000 for 50,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $20,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $11,890; and plot of land was valued at $8,110. As of December 31, 2020, the shares had not been issued and were recorded as stock payable.

On December 31, 2020, the Company received cash proceeds of $30,000 for 50,000 shares of common stock to be issued to a third-party investor. In conjunction with this sale of shares, the Company also attached one (1) plot of land. The total cash proceeds of $30,000 was allocated based upon the relative fair value of the shares and one (1) promised plot of land in the following amounts: shares were valued at $20,622; and plot of land was valued at $9,378. As of December 31, 2020, the shares had not been issued and were recorded as stock payable.

All shares of common stock issued during the year ended December 31, 2020 and 2019 were unregistered.

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Common Stock Issued in Relation to Debt

On June 4, 2020, the Company issued 39,462 shares valued at $29,202 in connection with securing a loan from a third- party.

On October 25, 2019 the Company issued 28,889 shares of common stock valued at $21,378 to settle $17,172 of outstanding debt.

On October 25, 2019 the Company agreed to issue 132,241 shares of common stock valued at $97,858 in connection with securing a loan from a third-party. The shares were issued on May 1, 2020.

On August 7, 2019 the Company agreed issued 10,000 shares of common stock valued at $8,500 to in connection with securing convertible debt. These shares were issued on December 7, 2019.

On August 7, 2019 the Company agreed to issued 2,500 shares of common stock valued at $2,125 in connection with securing convertible debt. The shares were issued December 10, 2019.

On December 31, 2019 the Company issued 33,000 shares of common stock valued at $22,667 to settle $22,200 of outstanding debt.

All shares of common stock issued during the year ended December 31, 2020 and 2019 were unregistered.

Common Stock Issued with Land Acquisition

On September 30, 2020, the Company issued 250,000 shares of common stock valued at $150,000 to Valdeland, S.A. de C.V., a Company controlled by its CEO Roberto Valdes towards the acquisition of Costa Bajamar.

On November 6, 2019, the Company authorized and issued 1,000 shares of Series B Preferred Stock (“Series B”) and 350,000 shares of common stock to Cleanspark Inc. in a private equity offering for $500,000. Management determined that the Series B should not be classified as liability per the guidance in ASC 480 Distinguishing Liabilities from Equity as of December 31, 2019, even though the conversion would require the issuance of variable number of shares since such obligation is not unconditional. As of December 31, 2019, Management recorded the value attributable to the Series B of $293,500 as temporary equity on the consolidated balance sheet since the instrument is contingently redeemable at the option of the holder. The Company recognized the beneficial conversion feature (“BCF”) that arises from a contingent conversion feature, since the instrument reached maturity during the year ended December 31, 2020. The Company recognized such BCF as a discount on the convertible preferred stock. The amortization of the discount created by a BCF recognized as a result of the resolution of the contingency is treated as a deemed dividend that reduced net income in arriving at income available to common stockholders. The Series B was reclassified to permanent equity on the consolidated balance sheet. The holder can convert the Series B into shares of common stock at a discount of 35% to the market price.

On February 24, 2021, the Company received $45,000 of cash from the issuance of 100,000 shares of common stock.

On February 25, 2021, the Company entered into a convertible promissory note pursuant to which it borrowed $500,000, net of an issuance costs of $25,500 and original issuance discount of $50,000. Interest under the convertible promissory note is 12% per annum, and the principal and all accrued but unpaid interest is due on February 25, 2022. Additionally, as in incentive to the note holder, the note includes the issuance of 85,000 commitment shares of common stock with fair value of approximately $131,000 and additional 250,000 shares that must be returned to the Company if the note is fully repaid and satisfied on or prior to the maturity date. The note is convertible upon an event of default after the issuance date at the noteholder’s option into shares of our common stock at a fixed conversion price equal to $1.00, subject to standard anti-dilutive rights. Portion of the proceeds were used to retire an existing convertible note with Labrys for total amount of approximately $135,000.

On April 22, 2021, the Company entered into a contract for deed agreement with a third-party investor. Under the contract the Company agreed to the sale of 1 lot of vacant land and associated improvements located at the Valle Divino property in Ensenada, Mexico for a total purchase price of $35,000, and 70,000 shares of common stock.

On May 5,2021, the Company received $20,000 of cash from the issuance of 40,000 shares of common stock.

On May 10, 2021, the Company executed a membership interest purchase agreement with Rancho Costa Verde Development, LLC (“RCV”), a developer of a 1,100 acre, 1,200-lot master planned community in Baja California. The Company purchased a total of 25,000 membership interest, representing 25% interest in RCV for a total purchase price of $4,000,000, comprised of 3,000,000 shares of the Company at $1.30 per share and $100,000 in cash.

On May 12, 2021, the Company received $25,000 of cash from the exercise of 60,000 warrants.

On May 19, 2021, the Company issued 245,946 shares of common stock, in relation to executed agreements.

On July 29, 2021, International Land Alliance, Inc. (the “Company”) pursuant to a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors issued an aggregate of 3,000,000 shares of its common stock (the “Common Stock”) at a price of $0.68 per share and warrants to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $0.68 per share (the “Warrants”). The Warrants are immediately exercisable and expire five- and one-half years from the issuance date.

H.C. Wainwright & Co., LLC (“Wainwright”) served as the Company’s exclusive placement agent in connection with the private placement, pursuant to that engagement letter, dated as of May 7, 2021, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright a cash fee equal to 8% of the aggregate gross proceeds of the private placement, and a management fee equal to 1% of the gross proceeds. In addition, the Company issued to Wainwright, or its designees warrants (the “Placement Agent Warrants”) to purchase up to 180,000 shares of Common Stock at an exercise price equal to $0.85. The Placement Agent Warrants will be immediately exercisable will expire five-and-one-half years from the issuance date.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with issuance and sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. Other than H.C., Wainwright & Co., LLC, who is a registered broker/dealer, no commission was paid to any person in connection with the issuance or sale of these securities.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	The exhibits to the registration statement are set forth within the Exhibit Index below.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Exhibit Index

Exhibit	Description

3.1	Articles of Incorporation dated September 26, 2013 (1)
3.2	Bylaws (2)
4.1	Common Stock Purchase Warrant (5)
4.2	Placement Agent Common Stock Purchase Warrant (5)
5.0*	Legal opinion of Barnett & Linn
10.1	2019 Incentive Equity Plan (6)
10.2	Letter Agreement with Grupo Valias S.A de C.V. (7)
10.3	Share Exchange Agreement with ILA Mexico (7)
10.4	Form of Securities Purchase Agreement (5)
10.5	Form of Registration Rights Agreement (5)
10.6	Agreement between the Company and Valdeland, S.A. De C.V. (8)
10.7	2020 Equity Plan (9)
23.1*	Consent of Haskell & White LLP
23.2	Consent of Barnett & Linn-(included in Exhibit 5)

(1)	Incorporated by reference to Current Report on Form S-1 filed with the Commission on February 11, 2016
(2)	Incorporated by reference to Current Report on Form 8-K filed with the Commission on July 29, 2021
(3)	Incorporated by reference to Current Report on Form 8-K filed with the Commission on March 1,019
(4)	Incorporated by reference to Current Report on Form S-1 filed with the Commission on February 11, 2016
(5)	Incorporated by reference to Current Report on Form 8-K filed with the Commission on October 1, 2019
(6)	Incorporated by reference to Definitive Schedule 14 filed with the Commission on August 6, 2021
*	Filed herewith

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 26 day of August, 2021.

INTERNATIONAL LAND ALLIANCE, INC.

By:	/s/ Roberto Jesus Valdes
Roberto Jesus Valdes
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roberto Jesus Valdes	Chief Executive Officer and Director	August 26, 2021
Roberto Jesus Valdes	(Principal Executive Officer)

/s/ Frank A. Ingrande	President	August 26, 2021
Frank A. Ingrande

/s/ Jason Sunstein	Chief Financial Officer	August 26, 2021
Jason Sunstein	(Principal Financial Officer and Principal Accounting Officer)

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